CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Fenimore Asset Management Trust and to the use of our report dated February 18, 2015 on the financial statements and financial highlights of FAM Value Fund, FAM Equity-Income Fund, and FAM Small Cap Fund, each a series of shares of beneficial interest of Fenimore Asset Management Trust. Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

 BBD, LLP

Philadelphia, Pennsylvania

December 28, 2015